                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors CIT Group Inc.:


    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of CIT Group Inc. of our report dated
January 25, 2001, relating to the consolidated balance sheet of The CIT
Group, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, included in the Current Report on Form 8-K of CIT Group Inc. dated July 10, 2002 and the Transition Report on Form 10-K for the transition period from January 1, 2001 to September 30, 2001. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.



/s/ KPMG LLP
Short Hills, New Jersey
July 22, 2002